Exhibit 99.1

Energous Corporation Names Dan Fairfax Chairman of the Board

The board director assumes role following the retirement of Chairman Robert J. Griffin; Energous also announces additions to the company’s board of advisors

SAN JOSE, Calif., DEC. 22, 2020 — Energous Corporation (Nasdaq: WATT), the developer of WattUp®, a revolutionary Wireless Charging 2.0 technology, today announced that current board director Dan Fairfax has been named chairman of the board as current Chairman Robert J. Griffin will step down from the position.

Griffin, who has served on the Energous Board of Directors for the past six years, is stepping down to begin his retirement after 23 years running his own retail sales and marketing firm. Assuming the role of chairman of the board is Fairfax, who joined Energous’ board as a director in April 2019 and has more than 30 years of financial and operational leadership experience at technology companies including Foundry Networks and Brocade Communications Systems, which was acquired by Broadcom in 2017. In addition to serving on Energous’ board, he is also a member of the board of directors at Super Micro Computer and Saama Technologies. This change to the board coincides with Energous Advisory Board Member Sheryl Wilkerson’s transition to the company’s board of directors in October.

“It’s an honor to follow a chairman who possesses the strong leadership qualities and expertise that Robert has brought to the board, and he will be missed,” said Fairfax. “I’m also eager to continue the momentum Robert helped generate as Energous expands applications of WattUp, and firmly believe we have the right team and the right technology in place to increase market adoption of wireless charging 2.0 technology.”

“It’s been a privilege to serve alongside Robert on the board. We thank him for his superb leadership and support and wish him all the best for his retirement,” said Energous CEO Stephen R. Rizzone. “Robert leaves the board and Energous well-positioned for future success, a testament to his phenomenal work at Energous, and I can’t think of a better person than Dan to help steer us. He has the experience and approach required to excel as chairman and to help Energous continue leading the development of next-gen wireless charging.”

“Over the years I’ve seen the wireless charging market grow and evolve, and Energous has been firmly at the center of this revolution,” said Griffin. “Though I am stepping down to begin my retirement, I have no doubt in Dan’s ability to take over and lead the board with the energy, industry insight and expertise he has brought to Energous from day one. Dan is a perfect fit to help lead Energous’ ongoing mission to drive forward wireless charging 2.0.”

In addition, Energous will add two new members to its board of advisors: Michael Andreozzi, CEO at Beltone New England, and Dooroo Lim, project leader at SK Telesys. Andreozzi serves as CEO at Beltone New England, the largest hearing aid dispensing and audiology practice in New England and holds over 37 years of experience in the medical device industry. Prior to joining Beltone, he served as president of Miracle-Ear, owning and operating the hearing-aid company’s franchise in Rhode Island and Connecticut for 14 years. Andreozzi also currently sits on several other boards, including the board of governors with International Hearing Aid Society, National Advisory Council at Beltone Electronics in Chicago and GN Hearing Care in Denmark.

Lim is currently a project leader at wireless coverage solutions company SK Telesys, where he has led overseas sales and marketing, and contributed to the first commercialization of Energous’ RF-based WattUp technology in 2019 with the Delight Oasis-RC over-the-counter hearing aid. Prior to joining SK Telesys, Lim began Telesquare, LTE and WiMAX module and data card manufacturing, and was granted a military WiMAX module project from Samsung Thales. He also previously served as a team leader of C-motech, principal engineer at Ace Antenna, and a system engineer at Hyundai Electronics.

To learn more about Energous, please visit Energous.com or follow the company on Twitter, Facebook and LinkedIn.

About Energous Corporation

Energous Corporation (Nasdaq: WATT) is leading the next generation of wireless charging – wireless charging 2.0 – with its award-winning WattUp® technology, which supports fast, efficient contact-based charging, as well as charging at a distance. WattUp is a scalable, RF-based wireless charging technology that offers substantial improvements in contact-based charging efficiency, foreign object detection, orientation freedom and thermal performance compared to older, coil-based charging technologies. The technology can be designed into many different sized electronic devices for the home and office, as well as the medical, industrial, retail, and automotive industries, and it ensures interoperability across products. Energous develops silicon-based wireless power transfer (WPT) technologies and customizable reference designs. These include innovative silicon chips, antennas, and software, for a large variety of applications, such as smartphones, fitness trackers, hearables, medical sensors and more. Energous received the world’s first FCC Part 18 certification for at-a-distance wireless charging, and the company has 229 awarded patents for its WattUp wireless charging technology to-date. For more information, please visit Energous.com.

Safe Harbor Statement

This press release contains forward-looking statements that describe our future plans and expectations. These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of our forward-looking statements in this release include our statements about technology developments, partner product development and wireless charging innovation. Our forward-

looking statements speak only as of this date; they are based on current expectations and we undertake no duty to update them. Factors that could cause actual results to differ from what we expect include: the impact of the COVID-19 outbreak on the U.S. and global economies generally and on our business, regulatory approvals, product development, employees, partners, customers and potential user base; uncertain timing of necessary regulatory approvals; timing of customer product development and market success of customer products; our dependence on distribution partners; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, in evaluating our forward-looking statements.

For more information:

Energous Public Relations

PR@energous.com

(408) 963-0200

Energous Investor Relations

Mike Bishop

(415) 894-9633

IR@energous.com

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